                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                  AMENDMENT NO. 1 TO CURRENT REPORT ON FORM 8-K

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        DATE OF REPORT: JANUARY 31, 2000


                                   ----------

                        AQUIS COMMUNICATIONS GROUP, INC.
               (Exact name of registrant as specified in charter)

 DELAWARE                      1-13002                  22-3281446
(State or other              (Commission                (IRS Employer
jurisdiction of              File Number)               identification no.)
incorporation)

                                 1719A ROUTE 10
                                    SUITE 300
                              PARSIPPANY, NJ 07054
                    (Address of principal executive offices)

                                 (973) 560-8000
              (Registrant's telephone number, including area code)

GENERAL EXPLANATION

         The purpose of this Report is to amend the Current Report on Form 8-K of Aquis Communications Group, Inc. (the "Company") dated January 31, 2000 regarding the acquisition of Source One Wireless, Inc. This report amends the information provided under Item 7(a) and 7(b).

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Financial Statements of Acquired Business

         See the index at Page F-1 of this report for the historical financial statements of Source One Wireless, Inc. for the three years ended December 31, 1999.

         (b)  Pro Forma Financial Information

                        AQUIS COMMUNICATIONS GROUP, INC.
                 PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET
                                DECEMBER 31, 1999
          (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                        HISTORICAL    HISTORICAL      NET ASSETS
                                                          AQUIS        SOURCEONE     NOT ACQUIRED     ADJUSTMENTS
                                                       -------------  ------------   -------------    -------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                         $         973  $        119   $           -    $          12


    Accounts receivable, net of allowance                     4,933           758               -
    Inventory                                                   228            36               -
    Acquisition escrow deposits                                 200             -               -             (200)

    Prepaid expenses and other current assets                 1,072           205               -             (205)
                                                     ----------------------------- ---------------  ---------------
       Total current assets                                   7,406         1,118               -             (393)

Property and equipment, net                                  10,461         3,602             (20)             974
Intangible assets, net                                       20,092           459               -               53
Deferred charges and other assets                             1,365             -               -              140
                                                                                                              (501)
                                                     ----------------------------- ---------------  ---------------
TOTAL ASSETS                                          $      39,324  $      5,179   $         (20)   $         273
                                                     ============================= ===============  ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current maturities of long term debt              $         508  $          -   $           -    $          25
    Accounts payable and accrued expenses                     9,285         1,477            (350)             (60)
                                                                                                                87
                                                                                                              (393)
    Deferred revenue                                            930           721               -
    Customer deposits                                           577             -               -
                                                     ----------------------------- ---------------  ---------------
       Total current liabilities                             11,300         2,198            (350)            (341)

Liabilities subject to compromise                                 -         2,981          (2,981)
Long term debt                                               25,963             -               -            2,425
                                                     ----------------------------- ---------------  ---------------
       TOTAL LIABILITIES                                     37,263         5,179          (3,331)           2,084
                                                     ----------------------------- ---------------  ---------------

STOCKHOLDERS' EQUITY:
    Preferred stock                                               -             -               -              150
    Common stock                                                166         5,330           5,330
    Additional paid-in capital                               13,195             -           3,311           (1,961)
    Accumulated deficit                                     (11,175)       (5,330)         (5,330)
    Note receivable from stockholder                           (125)            -               -
                                                     ----------------------------- ---------------  ---------------
       TOTAL STOCKOLDERS' EQUITY                              2,061             -           3,311           (1,811)
                                                     ----------------------------- ---------------  ---------------
TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                           $      39,324  $      5,179   $         (20)   $         273
                                                     ============================= ===============  ===============
Book value per share                                  $        2.38
                                                     ===============
Shares outstanding                                       16,551,000


                                                        PRO FORMA
                                                       CONSOLIDATED
                                                       -------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                         $       1,104


    Accounts receivable, net of allowance                     5,691
    Inventory                                                   264
    Acquisition escrow deposits                                   -
                                                                  -
    Prepaid expenses and other current assets                 1,072
                                                     ---------------
       Total current assets                                   8,131

Property and equipment, net                                  15,017
Intangible assets, net                                       20,604
Deferred charges and other assets                             1,004


                                                     ---------------
TOTAL ASSETS                                          $      44,756
                                                     ===============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current maturities of long term debt              $         533
    Accounts payable and accrued expenses                    10,046


    Deferred revenue                                          1,651
    Customer deposits                                           577
                                                     ---------------
       Total current liabilities                             12,807

Liabilities subject to compromise                                 -
Long term debt                                               28,388
                                                     ---------------
       TOTAL LIABILITIES                                     41,195
                                                     ---------------

STOCKHOLDERS' EQUITY:
    Preferred stock                                             150
    Common stock                                             10,826
    Additional paid-in capital                               14,545
    Accumulated deficit                                     (21,835)
    Note receivable from stockholder                           (125)
                                                     ---------------
       TOTAL STOCKOLDERS' EQUITY                              3,561
                                                     ---------------

TOTAL LIABILITIES AND
       STOCKHOLDERS' EQUITY                           $      44,756
                                                     ===============
Book value per share                                  $        2.70
                                                     ===============
Shares outstanding                                       16,551,000
                                                     ===============

                        AQUIS COMMUNICATIONS GROUP, INC.
            PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
          (UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              HISTORICAL      HISTORICAL
                                                                AQUIS         SOURCEONE        ADJUSTMENTS
                                                             -------------   -------------    --------------
REVENUES
    Paging services                                         $      30,368   $       7,203    $          (70)
    Equipment sales                                                   791           1,182
                                                           --------------- ---------------  ----------------
      Total revenues                                               31,159           8,385               (70)
                                                           --------------- ---------------  ----------------

OPERATING EXPENSES
    Paging services and technical expenses                         13,070           4,717               148
                                                                                                        (52)
    Cost of equipment sold                                            947           1,311
    Selling and marketing                                           3,881           1,156                58
                                                                                                         (4)

    General and administrative                                      7,676           6,175            (1,806)
                                                                                                        (42)
                                                                                                       (122)
                                                                                                       (107)
    Depreciation and amortization                                  10,878              83               690
    Provision for doubtful accounts                                   919             643                (7)
    Costs of abandoned acquisitions                                 1,692               -
                                                           --------------- ---------------  ----------------
      Total operating expenses                                     39,063          14,085            (1,244)
                                                           --------------- ---------------  ----------------
Operating (loss) income                                            (7,904)         (5,700)            1,174

Interest expense, net                                              (3,004)         (7,567)            7,567
                                                                                                       (354)
Gain on sales of equipment                                             29
Other income (expense)                                                               (897)              897
Adjust liabilities to estimated settlement amounts                      -          78,612           (78,612)
                                                           --------------- ---------------  ----------------
(Loss) income before income taxes                                 (10,879)         64,448           (69,328)

(Provision for) benefit from income taxes                               -               -                 -
                                                           --------------- ---------------  ----------------
NET (LOSS) INCOME                                                 (10,879)         64,448           (69,328)

Dividend requirements for preferred stock                               -               -              (113)
                                                           --------------- ---------------  ----------------

NET (LOSS) INCOME applicable to common stock                $     (10,879)  $      64,448    $      (69,441)
                                                           =============== ===============  ================
Shares outstanding
                                                           ===============
Basic and dilutive net loss per common share                $       (0.66)
                                                           ===============

                                                                  PRO FORMA
                                                                 CONSOLIDATED
                                                                ---------------
REVENUES
    Paging services                                           $         37,501
    Equipment sales                                                      1,973
                                                             ------------------
      Total revenues                                                    39,474
                                                             ------------------

OPERATING EXPENSES
    Paging services and technical expenses                              17,883

    Cost of equipment sold                                               2,258
    Selling and marketing                                                5,091

    General and administrative                                          11,774

                                                                        11,774

    Depreciation and amortization                                       11,651
    Provision for doubtful accounts                                      1,555
    Costs of abandoned acquisitions                                      1,692
                                                             ------------------
      Total operating expenses                                          63,678
                                                             ------------------

Operating (loss) income                                                (24,204)

Interest expense, net                                                   (3,358)

Gain on sales of equipment                                                  29
Other income (expense)                                                       -
Adjust liabilities to estimated settlement amounts                           -
                                                             ------------------
(Loss) income before income taxes                                      (27,533)

(Provision for) benefit from income taxes                                    -
                                                             ------------------
NET (LOSS) INCOME                                                      (27,533)

Dividend requirements for preferred stock                                 (113)
                                                             ------------------
NET (LOSS) INCOME applicable to common stock                  $        (27,646)
                                                             ==================
Shares outstanding                                           #

                                                             ==================
Basic and dilutive net loss per common share                  $          (1.67)
                                                             ==================

         (c)  Exhibits

         23.1     Consent of Arthur Andersen LLP.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

                                     AQUIS COMMUNICATIONS GROUP, INC.



                                     By:  /s/ D. Brian Plunkett
                                          -----------------------------
                                          D. Brian Plunkett
                                          Chief Financial Officer

                                     Date: April 17, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Source One Wireless, Inc.:

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of SOURCE ONE WIRELESS, INC. (an Illinois corporation) and subsidiaries, as of December 31, 1999 and 1998, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the management of the company. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Source One Wireless, Inc. and subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

On April 29, 1999, the Company filed for reorganization under Chapter 11 of the Bankruptcy Code. On September 16, 1999, an auction was held to sell any and all of the Company's assets. As a result of the Chapter 11 filing, the Company's assets as of December 31, 1998 were reduced to estimated realizable value at that time. While the majority of its liabilities were subject to compromise under the bankruptcy proceeding, all obligations were presented on a going concern basis, as there was significant uncertainty in the settlement amounts. In February, 2000 the Company's case was converted to a Chapter 7 case under the Bankruptcy Code, subject to liquidation of the remaining assets of the business. As a result of the Chapter 7 conversion, the Company's assets as of December 31, 1999 have been further reduced to the revised estimated realizable value, the majority of its liabilities are subject to compromise under the bankruptcy proceeding and have been reflected at their estimated settlement amounts, with the exception of those liabilities presented as current liabilities on the balance sheet, which management expects to settle at the amounts incurred. See notes 1, 3(f) and 3(m) for additional information.




Arthur Andersen LLP

Chicago, Illinois
March 31, 2000

                            SOURCE ONE WIRELESS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999


                                                                         DECEMBER 31,            DECEMBER 31,
                                                                            1998                    1999
                                                                        ------------            -----------
ASSETS
-------------------------------------------------
Current assets:
  Cash                                                                   $   260,967             $  119,065

  Accounts Receivable, less allowance of
   $1,323,321 for 1998 and $453,000 for                                    1,145,514                757,692
   1999

  Inventory, less allowance of $300,000                                      758,987                 35,500
  for 1998

  Prepaid expenses and other current
  assets                                                                      21,539                205,472
                                                                        ------------            -----------
Total current assets                                                       2,187,007              1,117,729
                                                                        ------------            -----------
Property and equipment                                                    17,290,854             17,259,109

  Less accumulated depreciation and amortization                        (13,615,102)           (13,657,098)
                                                                        ------------            -----------
Net property and equipment                                                 3,675,752              3,602,011

Intangible assets, net                                                       468,700                459,297

Other assets                                                                  29,990                      -
                                                                        ------------            -----------
Total Assets                                                            $  6,361,449            $ 5,179,037
                                                                        ============            ===========



The accompanying notes to financial statements are an integral part of these statements.

                            SOURCE ONE WIRELESS, INC.
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1999


                                                         DECEMBER 31,      DECEMBER 31,
LIABILITIES AND STOCKHOLDERS' DEFICIT                       1998              1999
--------------------------------------------------      ------------       -----------
Current liabilities:
  Notes payable to bank                                 $ 23,126,659       $         -
  Promissory notes payable                                19,749,087                 -
  Notes payable to stockholder and related parties         9,257,561                 -
  Accounts payable                                         6,906,753         1,228,371
  Accrued expenses                                           761,573           231,346
  Accrued taxes                                              818,986            17,473
  Accrued interest                                         6,333,694                 -
  Deferred revenue                                         1,068,037           720,958
  Capital lease obligations                                2,787,314                 -
                                                        ------------       -----------
Total current liabilities                                 70,809,664         2,198,148
                                                        ------------       -----------
Liabilities subject to compromise                                  -         2,980,889
                                                        ------------       -----------
Stockholders' equity/deficit:
  Source One Wireless, Inc. common stock
     of no par value:  80 voting and 9,920
     nonvoting shares authorized; 80 voting and
     1024.52 nonvoting shares issued
     and outstanding                                       5,330,000         5,330,000
  Accumulated deficit                                    (69,778,215)       (5,330,000)
                                                        ------------       -----------
Total Liabilities and Stockholders' deficit             $  6,361,449       $ 5,179,037
                                                        ============       ===========


The accompanying notes to financial statements are an integral part of these statements.

                            SOURCE ONE WIRELESS, INC.
                         CONSOLIDATED INCOME STATEMENTS
                       THREE YEARS ENDED DECEMBER 31, 1999


                                                      YEAR ENDED                YEAR ENDED                    YEAR ENDED
                                                   DECEMBER 31, 1997         DECEMBER 31, 1998             DECEMBER 31, 1999
Revenues:
    Service revenue                                  $  16,887,953              $ 10,463,269                 $  7,203,803
    Product sales                                        2,012,755                 1,704,656                    1,181,519
                                                     -------------              ------------                 ------------
Total Revenues                                          18,900,708                12,167,925                    8,385,322

Cost of products sold                                    2,639,673                 1,652,856                    1,311,727
                                                     -------------              ------------                 ------------
Net revenues                                            16,261,035                10,515,069                    7,073,595

Operating expenses:
  Service, rent and maintenance                          5,266,749                 6,885,602                    4,716,769

  Selling and marketing                                  3,437,495                 3,131,438                    1,155,583
  General and administrative                            10,220,399                 9,306,342                    6,817,491
                                                     -------------              ------------                 ------------
Loss before interest, depreciation
amortization, and other                                 (2,663,608)               (8,808,313)                  (5,616,248)

Depreciation and amortization                           (3,448,326)              (14,411,754)                     (83,144)

Interest expense                                        (4,357,402)               (6,237,053)                  (7,567,278)
Other income / (expense)                                         -                    95,515                     (897,028)
                                                     -------------              ------------                 ------------
Net loss from continuing operations                    (10,469,336)              (29,361,605)                 (14,163,698)

Net income from discontinued
operations                                                 154,559                 1,598,530                             -

Adjustment to Present Liabilities at
  Estimated Settlement Amounts                                   -                         -                   78,611,913
                                                     -------------              ------------                 ------------
Net Income / (Loss)                                  $ (10,314,777)             $(27,763,075)                $ 64,448,215
                                                     =============              ============                 ============


The accompanying notes to financial statements are an integral part of these statements.

                    CONSOLIDATED STATEMENTS OF CAPITALIZATION
                       THREE YEARS ENDED DECEMBER 31, 1999


                                                                SOURCE ONE
                                                              WIRELESS, INC.                ACCUMULATED
DESCRIPTION                                                    COMMON STOCK                   DEFICIT
---------------------------------------------                 --------------              --------------
Balance at December 31, 1996                                    $ 5,330,000               $(31,700,363)

Net loss                                                                  -                (10,314,777)
                                                                -----------               ------------
Balance at December 31, 1997                                      5,330,000                (42,015,140)

Net loss                                                                  -                (27,763,075)
                                                                -----------               ------------
Balance at December 31, 1998                                      5,330,000                (69,778,215)

Net income                                                                -                 64,448,215
                                                                -----------               ------------
Balance at December 31, 1999                                    $ 5,330,000               $ (5,330,000)
                                                                ===========               ============



The accompanying notes to financial statements are an integral part of these statements.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       THREE YEARS ENDED DECEMBER 31, 1999



                                                                YEAR ENDED             YEAR ENDED                YEAR ENDED
                                                             DECEMBER 31, 1997      DECEMBER 31, 1998        DECEMBER 31, 1999
                                                             -----------------      -----------------        -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)                                           $(10,314,777)             $(27,763,075)             $64,448,215
Adjustments to reconcile net cash used in
  operating activities:
  Depreciation and amortization                                  3,448,326                14,411,754                   83,144
  Changes in assets and liabilities:
    Accounts receivable, net                                       898,462                   707,946                  387,822
    Inventory                                                     (498,654)                1,878,853                  723,487
    Prepaid expenses and other current assets                     (103,943)                  126,239                 (183,933)
    Other assets and liabilities                                  (237,230)                 (515,011)                  29,990
    Accounts payable and other payables                           (636,583)                1,733,146                1,228,371
    Accrued expenses                                              (878,447)                  270,390                  231,346
    Accrued taxes                                                 (293,454)                   56,962                   17,473
    Accrued interest                                             1,408,824                 2,509,889                        -
    Deferred revenue                                              (955,044)                 (640,723)                (347,079)
    Other non-cash - liabilities subject to
     compromise                                                          -                         -              (69,251,413)
                                                              ------------              ------------              -----------
Net cash used in operating activities                           (8,162,520)               (7,223,630)              (2,632,577)
                                                              ------------              ------------              -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                           (1,742,069)                 (369,104)                 (20,626)
  Purchases of intangible assets                                (3,578,255)                 (511,571)                       -
  Purchase / sale of discontinued operations                   (11,575,000)                  800,000                        -
                                                              ------------              ------------              -----------
Net cash used in investing activities                          (16,895,324)                  (80,675)                 (20,626)
                                                              ------------              ------------              -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes payable to banks              29,306,175                 6,221,674                3,278,028
  Repayment of notes payable to bank                           (16,498,351)                        -                        -
  Proceeds from issuance of promissory notes payable            17,922,897                 2,000,000                        -
  Repayment of promissory notes payable                         (1,294,730)               (1,000,000)                (262,057)
  Deposit for potential merger                                   1,200,000                                                  -
  Proceeds from notes payable to stockholder and                   294,000                   850,000                        -
    related party
  Payment of capital lease obligations                          (5,663,739)                 (775,715)                (504,670)
                                                              ------------              ------------              -----------
  Net cash provided in financing activities                     25,266,252                 7,295,959                2,511,301
                                                              ------------              ------------              -----------
Net increase / (decrease) in cash                                  208,408                    (8,346)                (141,902)
Cash at beginning of period                                         60,905                   269,313                  260,967
                                                              ------------              ------------              -----------
Cash at end of period                                         $    269,313              $    260,967              $   119,065
                                                              ============              ============              ===========


The accompanying notes to financial statements are an integral part of these statements.

                          NOTES TO FINANCIAL STATEMENTS


                                 1. ORGANIZATION

On April 29, 1999, the Company filed in the United States Bankruptcy Court (the "Court") in the Northern District of Illinois for reorganization under Chapter 11 of the United States Code ("Bankruptcy Code"), case number 99-B-13841. The Company continued in possession of its properties and operated and managed its business as debtor-in-possession subject to Court approval for certain actions until February 1, 2000. On February 1, 2000 the Company's case was converted to a Chapter 7 case under the Bankruptcy Code, subject to liquidation of the remaining assets of the business.

Source One Wireless, Inc. ("Inc." or the "Company") was formed and commenced operations in 1993. Inc. provided paging services in a number of states, primarily in the Midwest. The Company operated as a FCC licensed radio common carrier providing regional paging services. The Company's geographic coverage included thirty-five states; however, its active markets included nine midwestern states and two states in other U.S. regions.

Subsequent to April 29, 1999, the Company marketed itself to be acquired in a business combination transaction. On September 16, 1999, an auction was held to sell any or all of the Company's assets. Related to the auction, the Company entered into a sale agreement for its Midwest assets, which was a significant portion of its total operations. Consideration received for the Midwest assets, which consisted of the subscriber base, towers site leases, transmitters and related equipment, of $2.25 million in cash and 15,000 shares ($1.5 million stated value per the purchase agreement) of Aquis Communications, Inc. (Aquis) 7.5% preferred stock, will be used to pay outstanding creditors, with Foothill being the senior secured creditor. Aquis also assumed certain post-petition liabilities totaling approximately $1.4 million related to the transaction. Various transmitters and other equipment outside of the Midwest were sold to another third party for approximately $20,000.

A number of costs of administration of the estate, including repayment of the debtor-in-possession loan extended by Foothill, will be paid out of the cash proceeds of the sale. Out of the remaining proceeds, certain other creditors will receive approximately $350,000 in cash and approximately 15,000 shares of Aquis 7.5% preferred stock. Foothill will receive the remainder of the purchase price consideration.

As a result of the Chapter 11 filing and the subsequent auction of its assets, the Company's assets as of December 31, 1998 were reduced to their estimated realizable value at that time. Significant uncertainty existed surrounding the settlement amount of the outstanding liabilities at that time, thus the liabilities were presented on a going concern basis as opposed to estimated settlement value.

As a result of the Company entering Chapter 7 bankruptcy in February, 2000, the Company's assets at December 31, 1999 are presented as their estimated net realizable value of approximately $5.2 million, which is primarily the consideration paid by Aquis, including liabilities assumed as noted below. The preferred stock was valued using the $1.5 million value stated in the purchase agreement between the Company and Aquis. Total liabilities outstanding significantly exceed proceeds received for the business. Those liabilities presented as current liabilities in the Balance Sheet, which were incurred post-petition and approximately $1.4 million of which will be assumed by Aquis, are presented on a going concern basis, as management expects to settle those at the amounts incurred. Other liabilities, primarily incurred pre-petition, are subject to compromise and are presented at their estimated settlement amounts. Actual settlement amounts may vary from the estimated amounts presented.

                       2. AREAWIDE DISCONTINUED OPERATION

On March 4, 1998, Areawide Cellular, Inc. ("Areawide") acquired all of the membership interests of Areawide LLC from Inc. in exchange for 80% of Areawide's stock, 14,794,188 common shares, $800,000 of cash and forgiveness of a $1.2 million note payable related to this transaction. Areawide is a Florida corporation, which was incorporated in September 1972 under the name Mandor, Inc. and changed its name to Community Redevelopment Corporation ("CRC") in August 1990. It was a home improvement contractor until March 1998 when it disposed of the assets and liabilities of its home improvement operations. The

                          NOTES TO FINANCIAL STATEMENTS

March 4, 1998 transaction was accounted for as a reverse acquisition whereby Areawide LLC was treated as the acquiror and Areawide the acquiree. Subsequent to the transaction Areawide LLC was the operating unit and Areawide only a holding entity. Upon such acquisition, the then officers and directors resigned and new directors and officers were selected and the corporate name of CRC was changed to Areawide Cellular, Inc.

On October 22, 1998, Harris Family Areawide, LLC ("Harris") acquired all of the common shares of Areawide held by Inc. (approximately 82.5%). As consideration, Harris assumed approximately $11.5 million of Inc.'s total obligation.

Inc.'s portion of Areawide's net income for the year ended December 31, 1997 and the period from January 1998 through October 1998 and the net gain on the transactions described above are recorded as Net Gain from Discontinued Operations in the financial statements in the respective years. In total, Inc. recorded income from Areawide and a net gain of approximately $1.6 million from these transactions. As the Company sold the remaining 80% of its ownership in Areawide in October 1998, there are no assets or liabilities recorded on the Balance Sheet as of December 31, 1998.

                  3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      (a)   BASIS OF PRESENTATION

            These financial statements present the consolidated results of Source One Wireless, Inc. for the three years ended December 31, 1999. The consolidated group for the year ended December 31, 1999 includes Source One Wireless, Inc. and its wholly owned subsidiary Source One Wireless II, LLC. The consolidated group for the years ended December 31, 1998 and 1997 includes Source One Wireless, Inc., its wholly owned subsidiary, Source One Wireless, LLC, and its wholly owned subsidiary Source One Wireless II, LLC. The only asset held by Source One Wireless, LLC is its investment in Source One Wireless II, LLC, which only has assets of the remaining FCC licenses. The results of its Areawide Cellular, Inc. subsidiary have been shown as discontinued operations for the years ended December 31, 1998 and 1997, since it was sold on October 22, 1998.

      (b)   ACCOUNTS RECEIVABLE

            Accounts receivable includes amounts owed by customers for airtime services and equipment. A related provision for uncollectible amounts is calculated based on management's estimates of amounts which, based upon the credit risk associated with the various classifications of customer accounts, are subject to substantial collection risk.

      (c)   INVENTORY

            Inventory consists primarily of pagers and related accessories held for resale. Inventory is stated at the lower of cost or market. Cost is determined on a specific identification basis. The Company recorded a valuation reserve of $300,000 at December 31, 1998.

      (d)   PROPERTY AND EQUIPMENT

            Property and equipment was recorded at historical cost, however at December 31, 1999 management determined that amount exceeded fair value and thus balances have been adjusted for impairment and are

                          NOTES TO FINANCIAL STATEMENTS

            recorded in the financial statements at their estimated fair values. See note 3(f). Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:


                                                                 ESTIMATED
                                                                USEFUL LIFE
                                                              ---------------
                    Tower and ground equipment                   5-10 years
                    Technical testing equipment                  5-10 years
                    Office and computer equipment                5-10 years


            During 1999, the Company's property and equipment was held for disposal, and in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company has not recorded depreciation expense during this period.

      (e)   INTANGIBLE ASSETS

            Intangible assets are stated at cost. Licenses represent costs incurred for FCC-issued licenses ("FCC licenses") and are amortized on a straight-line basis over an estimated useful life of 20 years. Charges were recorded in 1999 and 1998 to reduce the carrying value of intangible assets, which consisted primarily of goodwill, FCC licenses and loan fees, to estimated fair value. See note 3(f).

      (f)   REALIZATION OF LONG-LIVED ASSETS

            Long-lived assets and identifiable intangible assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts should be evaluated. Impairment is measured by comparing the carrying value to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. During each of the years ended December 31, 1999 and 1998, the Company determined an impairment in long lived assets had occurred. This decision was a result of continued operating losses, the inability to obtain additional financing or refinance existing obligations to continue operations and the inability of the Calling Party Pays ("CPP") platform for cellular service to produce the projected improvements in operating results management expected in prior periods.

            In 1999 and 1998, the Company reviewed its property and equipment carrying values and determined the carrying value of these assets has been impaired and accordingly recorded charges of approximately $75,000 and $4.4 million in 1999 and 1998, respectively, to reduce the carrying value to estimated fair value. The Company continued to incur significant negative cash flow and operating losses during 1999 and the future undiscounted cash inflows are significantly less than the outflows necessary to operate the business. Therefore, the fair values of property and equipment and intangible assets are based on management's estimates of the likely sales proceeds if the entire property and equipment base and intangible assets were sold to third parties.

            The Company also reviewed the carrying value of its intangible assets as of December 31, 1999 and 1998 and determined it was probable the Company would not derive future value associated any of the intangible assets, with the exception of FCC licenses. Additionally, the carrying value of the FCC licenses has been reduced to fair value. Therefore, the Company recorded charges of approximately $10,000 and $4.0 million in 1999 and 1998, respectively, to write-down the carrying amount of intangible assets to estimated fair value.

            The impairment adjustments to property and equipment and intangible assets has been recorded as depreciation and amortization expense in the Income Statement.

                          NOTES TO FINANCIAL STATEMENTS

      (g)   DEFERRED REVENUE

            Deferred revenue consists of billings to customers in advance of airtime usage and is recorded as a liability until airtime usage occurs.

      (h)   REVENUE RECOGNITION

            Airtime services are provided to customers through reseller arrangements, dealer agreements, and direct sales channels. Customers in certain midwestern states can receive service through traditional service plans or through a calling-party-pays plan. Under the calling-party-pays plan, the party transmitting the message is responsible for the related charges, with billing and collection activities provided through a service agreement with the local telecommunications carrier. Equipment is provided to customers through dealers, resellers, and direct channels.

            Revenues are recognized under service agreements with customers over the period in which related services are provided. Sales of equipment are recognized upon delivery. An allowance for doubtful accounts is established at the balance sheet date representing the estimated amount of accounts receivable that will be written off as uncollectible. The related provision for doubtful accounts is recognized as a general and administrative expense.

            Revenues recognized under calling-party-pays agreements are reported at the gross amount of airtime charges earned. Charges incurred for the provision of services by the local telecommunications carrier and in administering the related billing and collections process are reflected as operating expenses.

      (i)   ADVERTISING

            The Company recognizes the production costs of advertising activities as an operating expense the first time the advertising takes place. Advertising expenses for continuing operations amounted to $114,628, $798,731 and $1,411,489 for the years ended December 31, 1999, 1998 and 1997, respectively.

      (j)   INCOME TAXES

            Inc. has elected to be treated under Subchapter S of the Internal Revenue Code. Therefore, federal and certain state income tax liabilities are the responsibility of the individual stockholders.

      (k)   USE OF ESTIMATES

            Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities in connection with the preparation of these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

      (l)   CREDIT CONCENTRATIONS AND FINANCIAL INSTRUMENTS

            The Company's customers are comprised of subscribers that utilize airtime services and purchase related equipment. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. As of December 31, 1999 or 1998, no account receivable from any customer exceeded 5% of total assets. Accounts receivable from the Company's telecommunications providers under the calling-party-pays program amounts to 16% and 21%of gross accounts receivable at December 31, 1999 and 1998, respectively.

            Accounts receivable are generally unsecured; management believes the allowance for doubtful accounts is adequate to cover any exposure to loss. Other financial instruments include notes payable to bank, promissory notes payable, notes payable to stockholder and related party, accounts payable, accrued

                          NOTES TO FINANCIAL STATEMENTS

            expenses, accrued taxes, payable to affiliate, accrued interest, and lease obligations. The fair values of all financial instruments were not materially different from their carrying or contract values.

            The Company maintains a significant portion of its total borrowings with banks, under agreements, described in note 6. This concentration encompasses 44% of total borrowings at December 31, 1998. The equivalent of this amount is subject to compromise in the 1999 financial statements and has been included in the "liabilities subject to compromise" amount on the balance sheet. Related parties and equipment vendors have historically provided other sources of credit.

      (m)   LIABILITIES SUBJECT TO COMPROMISE

            There were approximately $78.0 million of liabilities outstanding at December 31, 1999 that were incurred pre-petition, the majority of which were subject to compromise. From the total proceeds, certain senior creditors will receive approximately $2.98 million of the total $3.77 million consideration, which consisted of $2.27 million in cash and $1.5 million in Aquis 7.5% preferred stock. Therefore, the estimated settlement amount of all liabilities subject to compromise is $2.98 million, primarily based on the total consideration paid by Aquis for the Company's Midwest assets less other obligations disbursed from the total proceeds. Approximately a $78.6 million gain was recorded in the consolidated income statement to reflect these certain liabilities at their estimated settlement amounts. Actual settlement amounts may vary from estimates.

                            4. BUSINESS CONCENTRATION

      Revenues are significantly impacted by sales through the Company's telecommunications providers under the CPP program. Such revenues accounted for 56%, 44% and 40% of the Company's total service revenues for the years ended December 31, 1999, 1998 and 1997, respectively. An alteration of the present relationship could significantly affect management's estimates and the Company's performance.

                 5. PROPERTY AND EQUIPMENT AND INTANGIBLE ASSETS

      Property and equipment, revalued at estimated fair value, as of December 31, 1999 and 1998, consists of the following:


                                                1999                  1998
                                            ------------        ------------
        Tower and ground equipment          $ 11,751,886        $ 11,787,756
        Technical testing equipment              364,319             364,319
        Leasehold Improvements                   388,161             384,036
        Office and computer equipment          4,754,743           4,754,743
                                            ------------        ------------
                                              17,259,109          17,290,854
        Less accumulated depreciation        (13,657,098)        (13,615,102)
                                            ------------        ------------
                                            $  3,602,011        $  3,675,752
                                            ============        ============


Intangible assets, at estimated fair value, as of December 31, 1999 and 1998 consist of the following:


                                              1999               1998
                                          -----------        -----------
      FCC licenses                        $ 2,375,168        $ 2,375,168
      Less accumulated amortization        (1,915,871)        (1,906,468)
                                          -----------        -----------
                                          $   459,297        $   468,700
                                          ===========        ===========


                          NOTES TO FINANCIAL STATEMENTS

As of December 31, 1999 and 1998, the fair value of property and equipment and intangible assets was determined to approximate $4.1 million, respectively. The amounts relate to tower and ground assets, technical testing equipment, office and computer equipment and FCC licenses.

In 1998, management determined that any leasehold improvements recorded through that time would likely not provide future value to the Company and also would likely not be able to be sold to a third party. The Company also reviewed the carrying value of its intangible assets as of December 31, 1998 and determined it was probable the Company would not derive future value associated any of the intangible assets, with the exception of FCC licenses. The Company recorded a charge of $8.4 million in 1998 to depreciation and amortization expense as a result of impairment of property and equipment and intangible assets.

In 1999, management reassessed the carrying value of its property and equipment and intangible assets. The Company recorded an additional $83,144 charge to depreciation and amortization expense in 1999 as a result of further impairment of property and equipment and intangible assets. See note 3(f).

                     6. NOTES PAYABLE AND CREDIT AGREEMENTS

1997 ACQUISITION LOANS

In November 1997, Inc. purchased Areawide Cellular LLC, a chain of retail cellular stores, for $11,575,000.

In November 1997, Inc. raised approximately $13.5 million pursuant to a private placement of promissory notes. The notes bear interest at 10.5% in the first two years, 12% in year three, 14% in year four, and 16% in year five, after which the notes will mature. Noteholders also received certain detachable warrants with antidilution rights. The notes all contain various covenants, including restrictions on distributions.

In December 1997, Inc. issued promissory notes in the amount of $1.0 million via a private placement. These notes bear interest at 10.5% and were to mature on March 16, 1998. The notes were repaid in January 1998 including accrued interest.

1997 CREDIT FACILITY

Inc. secured a revolving credit facility in September 1997, from Foothill in the amount of $25.0 million. The revolving credit facility was increased to $27.7 million in January 1998. Borrowings are secured by substantially all owned assets of Inc., bear interest at prime plus 1.5% (11.75% at December 31, 1998), and will mature at the end of three years. Revolving availability was to be reduced by $300,000 each month and advance criteria are defined for term availability, beginning in April 1998. The loan agreement contains various covenants that, among others things, require Inc. to maintain certain financial ratios, prohibit the incurrence of certain additional debt, restrict dividends, required additional subordinated debt in an amount not less than $10.0 million to be raised within 90 days of closing, and require operation in conformity with a business plan. As of December 31, 1999 and 1998, Inc. was not in compliance with one or more of the covenants of the agreement. As of December 31, 1999, the obligations under these agreements were subject to compromise and have been reported as such in the financial statements at their estimated settlement values and at December 31, 1998 the Company has classified the outstanding borrowings of $18,568,327 as a current liability. The Company's outstanding liability to Foothill was reduced by the assumption of approximately $9.5 million of the total balance by Harris, upon the sale of Areawide LLC.

1998 HARRIS FINANCING

In connection with the October 22, 1998 transaction, Harris loaned $2.0 million to Areawide, which in turn was paid to Inc. in repayment of a portion of the approximate intercompany loan balance of $11,575,000 between Areawide LLC and Inc. The loan from Harris bears interest at a rate of 12% per annum. In addition, Areawide assumed $9.5 million of Inc.'s existing senior indebtedness. Such $9.5 million indebtedness ("Foothill Debt") bears interest at an annual rate equal to the sum of its reference rate plus 4%. All remaining

                          NOTES TO FINANCIAL STATEMENTS

intercompany liabilities were forgiven. Prior to that date, all of the Company's assets were pledged to secure the Foothill Debt and the Company guaranteed repayment of the Foothill Debt. The $2.0 million was also used to reduce the outstanding Foothill Debt. In addition to the $11.5 million consideration for Areawide, Harris loaned Inc. an additional $2.0 million in October 1998. The obligation matures in October 2000 and bears interest at 12%per annum. As of December 31, 1999, the obligation under this agreement was subject to compromise and has been reported as such in the financial statements at its estimated settlement value and at December 31, 1998 the Company classified the outstanding borrowing as a current liability.

               7. NOTES PAYABLE TO STOCKHOLDER AND RELATED PARTIES

In 1993, Inc. entered into a loan agreement with a stockholder which provided for stated borrowings under the agreement of up to $5,674,590 or such greater amount as may be advanced at the stockholder's discretion. Borrowings are secured by substantially all of the owned assets of Inc., and the stockholder's interest in this collateral is subordinate to the interests of the bank and the investment group under the credit agreements described in note 6. Borrowings under the agreement bear interest at 10% and mature on July 30, 2003. Inc. had $8,247,561 principal outstanding under this agreement at December 31, 1999 and 1998.

The agreement contains various covenants that, among other things, require Inc. to maintain its corporate standing, maintain title to related collateral, maintain its capital structure, restrict dividend payments and other distributions, limit certain executive salaries and not be in default with respect to other borrowings. As of December 31, 1999 and 1998, Inc. was not in compliance with one or more of the covenants stipulated in the loan agreement. The Company has classified the borrowing as a current liability in the accompanying financial statements for 1998. As of December 31, 1999, the obligation under this agreement was subject to compromise and have been reported as such in the financial statements at its estimated settlement value.

From 1996 through 1998, the Company obtained various loans totaling $1,010,000 from other related parties. These borrowings bear interest rates from 10 - 12% and are due on demand. As of December 31, 1999, the obligations under these agreements were subject to compromise and have been reported as such in the financial statements at their estimated settlement values. As of December 31, 1998, the Company had the outstanding borrowings of $1,010,0000 classified as a current liability.

                          8. RELATED-PARTY TRANSACTIONS

Inc. leased its principal operating facility from a stockholder under a noncancellable operating lease which had an original expiration date of June 30, 2004, and which contained rent escalations commencing on January 1, 1997. In May 1996, the lease term was amended to expire on December 31, 1996. The Company continued to lease the facility under month-to-month terms through 1997, 1998 and 1999. Related rent expense is described in note 9.

Inc. maintains significant borrowings from a stockholder under a loan agreement which matures on July 30, 2003. Inc. also maintains several additional smaller loans other related parties. Related terms and outstanding amounts are described in note 7.

       9. COMMITMENTS AND CONTINGENCIES/VIOLATIONS OF REGULATIONS AND LAWS

CAPITAL LEASES

The Company is obligated under various capital leases for equipment and inventories that expire at various dates in the future. The amounts of property and equipment under capital leases, adjusted for impairment, are included in the amounts presented in note 5.

Amortization and the impairment charge for assets held under capital leases are included in depreciation and amortization expense. The carrying values of the capital leases have been reduced to reflect management's estimate of fair value at December 31, 1999 and 1998. See note 3(f).

                          NOTES TO FINANCIAL STATEMENTS

As of December 31, 1999 and 1998, the Company was not in compliance with the payment terms in certain lease agreements, and therefore was subject to acceleration of these obligations. Accordingly, such amounts have been reflected as liabilities subject to compromise in the accompanying balance sheet as of December 31, 1999 and as current liabilities as of December 31, 1998.

OPERATING LEASES

The Company leases one of its facilities from a stockholder under a noncancellable lease agreement which expired on December 31, 1996, and continues on a month-to-month basis subsequent to that date. Under the lease agreement, the Company is required to pay for utilities, taxes, insurance, and maintenance expenses. Related rental expenses were $139,000, $377,678 and $216,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Rent expense under all lease agreements classified as operating leases amounted to $883,620, $2,114,469 and $1,776,687 for the years ended December 31, 1999,
1998 and 1997, respectively.

ALL CAPITAL AND OPERATING LEASES

The Company leases office space, certain vehicles, and antenna sites under noncancellable lease agreements that expire at various dates in the future. The Company filed under the Bankruptcy Code on April 29, 1999. Under the Bankruptcy Code, the Company had the ability to accept, reject or assign leases. Management has rejected the majority of the Company's outstanding leases. Of the remaining leases management has not made a final determination as to which will be permanently accepted.

SALES AND USE TAXES

During portions of 1996 and 1995, the Company did not remit to the applicable taxing authorities all or a portion of the taxes collected under the sales and use tax regulations of certain of the states in which the Company conducts business. The ramifications of the situation regarding sales taxes may include, but are not limited to, penalties for failure to remit amounts collected and interest applied to the unremitted principal amounts at the then-current interest rate on all unpaid amounts through the date of payment.

As of December 31, 1999 and 1998, the Company had accrued sales and use tax liabilities to taxing authorities, which represented principal, interest and penalties. Accrued sales tax liabilities amounted to $707,521 at December 31, 1998. The equivalent of this amount is subject to compromise in the 1999 financial statements and has been included in the "liabilities subject to compromise" amount on the balance sheet.

LITIGATION

The Company is party to various legal proceedings in the ordinary course of its business which management does not expect to have a material adverse impact on its financial position.

                                  EXHIBIT INDEX

EXHIBIT           DESCRIPTION OF EXHIBIT
-------           ----------------------

23.1              Consent of Arthur Andersen LLP.